Exhibit 99.1
David Buchanan Resigns as Director of Three-Five Systems, Inc.
SCOTTSDALE, Ariz., November 4, 2006/PRNewswire/-— David Buchanan has announced his resignation as a director of Three-Five Systems, Inc. (“TFSIQ”) (the “Company”), effective October 25, 2006. The Company does not intend to appoint a new director.
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of TFSIQ to continue as a going concern; the ability of TFSIQ to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; the outcome and timing of TFSIQ’s efforts to restructure and/or sell certain of its assets, including the ability of TFSIQ to execute and close any definitive agreement; TFSIQ’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of TFSIQ to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for TFSIQ to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the case to a Chapter 7 proceeding; the ability of TFSIQ to obtain and maintain normal terms with its vendors and dealers; TFSIQ’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on TFSIQ’s liquidity or results of operations; the ability of TFSIQ to fund and execute its business plan; the ability of TFSIQ to attract, motivate and/or retain key executives and employees; the ability of TFSIQ to attract and retain customers; risks and uncertainties relating to market acceptance of TFSIQ’s products; competition; as well as those risks and uncertainties discussed in TFSIQ’s periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.
SOURCE: Three-Five Systems, Inc.
11/4/2006
CONTACT: Sid Harris +480-607-2635